Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated December 6, 2005, is between OXIS International, Inc., a Delaware corporation (the “Company”), Bio Check, Inc., a California corporation (“Bio Check”) and John Chen, an individual residing in California (“Executive”).

1.  POSITION AND RESPONSIBILITIES

a.  Position. Executive shall be employed as President of Company’s majority-owned subsidiary, Bio Check. Executive shall perform such duties and responsibilities as are normally related to the position of President and any additional duties now or hereafter reasonably assigned to Executive. At all times during which the Company owns less than all of the issued and outstanding capital stock of Bio Check, Executive shall report to the Board of Directors of Bio Check. On and after the time the Company owns all of the issued and outstanding capital stock of Bio Check (the “Complete Ownership Date”), Executive shall report to the Chief Executive Officer of the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time by the Board of Directors of Bio Check. Executive shall also be appointed as a member of the Board of Directors of Bio Check and, provided that Executive is serving as Bio Check’s President, the Board of Directors of Bio Check shall nominate and recommend a vote for Executive in connection with any election of the Board of Directors.

b.  Other Activities. Executive covenants and agrees to devote not less than ninety percent (90%) of his business time and efforts to the primary business of Bio Check. The parties acknowledge that Executive will, consistent with the terms of this Agreement, be providing services to Evernew Biotech, Inc. that involves less than ten percent (10%) of his business time and efforts. Except as otherwise contemplated by this Agreement, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company, Bio Check or their affiliates. Subject to the time and efforts limitation of this Section 1(b), providing business development support to Evernew Biotech, Inc. to build and maintain relationships with its customers and investors shall not be deemed to be a violation of this Section 1(b), so long as (i) within six months from the date hereof, the Executive is no longer affiliated as an executive officer or director of Evernew Biotech, Inc., and (ii) Executive (together with his family members) no longer holds any shares of Evernew Biotech, Inc., within six months from the date that a principal product or service of Evernew Biotech, Inc. competes with a principal product or service of the Company, as reasonably determined by the Company.

c.  No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment hereunder, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.  COMPENSATION AND BENEFITS

a.  Base Salary. In consideration of the services to be rendered under this Agreement, Bio Check shall pay Executive a salary at the rate of Two Hundred Forty Thousand Dollars ($240,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with Bio Check’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time by the Board of Directors of Bio Check in accordance with the established procedures for adjusting salaries and may be adjusted in the sole discretion of the Board of Directors; provided however, Executive’s salary shall not be reduced without the consent of Executive.

b.  Stock Options. The Board of Directors of the Company has approved the grant to Executive of an option to purchase 500,000 shares of the common stock of the Company (the “Initial Options”) at an exercise price equal to the fair market value of the Company’s common stock as of the date of grant pursuant to the form of Notice of Stock Option Award and Stock Option Agreement appended hereto as Exhibit A. If the Company consummates the purchase of all of the outstanding shares of Bio Check pursuant to that Stock Purchase Agreement between the Company, Bio Check and the stockholders of Bio Check dated September 19, 2005, as amended on November 18, 2005 and December 6, 2005 (“Stock Purchase Agreement”), Executive will be eligible for an additional grant of options equal to 250,000 shares of the common stock of the Company (as adjusted for stock splits, dividends, combinations or other recapitalizations) at the conclusion of each of the twelve (12) month and twenty-four (24) month periods following the date hereof (collectively, “Additional Options”) (the Initial Options and the Additional Options, collectively, the “Options”), so long as at the conclusion of the applicable twelve (12) month and twenty-four (24) month period, Bio Check’s net sales for the then most recently completed fiscal year exceed the net sales of the fiscal year which immediately precedes such most recently completed fiscal year (“Net Sales Goals”). If Bio Check fails to meet or exceed the Net Sales Goal at the conclusion of the initial twelve (12) month period following the date hereof, Executive shall nevertheless be eligible to receive the Additional Options allocated for the initial twelve (12) month period following the date hereof, if at the end of the twenty-four (24) month period following the date hereof, the Company exceeds its overall Net Sales Goal for the overall twenty-four (24) month period. Executive’s eligibility to receive each of the Options is conditioned upon Executive’s signing of the Company’s form of Stock Option Agreement as attached hereto as Exhibit A and is subject to its terms and the terms of the Company’s 2003 Stock Incentive Plan under which such Options are granted and other applicable law. All Additional Options to be granted hereunder shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. All Options and accompanying grants of restricted stock, if any, shall be subject to vesting at a rate of 25% per annum subject to continued employment, and all options shall be exercisable for ten (10) years from the date of grant. Executive shall have a period of twelve (12) months following any termination of employment by the Company or Bio Check to exercise vested options.

c.  Performance Bonus. Each fiscal year, Executive shall also be eligible upon achieving annual performance goals (which prior to the Complete Ownership Date shall be established by Bio Check’s Board of Directors and on and after the Complete Ownership Date shall be established by the Company’s Board of Directors), to earn a target bonus (which prior to the Complete Ownership Date shall be set in advance by Bio Check’s Board of Directors in its sole discretion and on and after the Complete Ownership Date shall be set in advance by the Company’s Board of Directors in its sole discretion). If Executive’s employment with Bio Check or the Company is terminated, for any reason, prior to the conclusion of a fiscal year, he shall not be eligible to earn a performance bonus for such year.

d.  Benefits. Executive shall be eligible to participate in the benefits made generally available by Bio Check to senior executives, in accordance with the benefit plans established by Bio Check, and as may be amended from time to time in the sole discretion of the Bio Check Board of Directors.

e.  Expenses. Bio Check shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Bio Check’s expense reimbursement guidelines.

f.  Indemnification. Bio Check agrees to defend and indemnify Executive against any liability that Executive incurs within the scope of his employment with Bio Check to the fullest extent permitted by Bio Check’s articles and by-laws and applicable law.

3.  AT-WILL EMPLOYMENT; TERMINATION BY BIO CHECK

a.  At-Will Termination by Company. Subject to the provisions of Section 3(c), the employment of Executive shall be “at-will” at all times. Subject to the provisions of Section 3(c), Bio Check may terminate Executive’s employment with Bio Check at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of Bio Check relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company and Bio Check under this Agreement shall cease, unless Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason, in which case Bio Check shall provide Executive with the severance benefits described in Section 3.b below.

b.  Severance. Except in situations where the employment of Executive is terminated for Cause, By Death or By Disability (as defined below), in the event that Bio Check terminates the employment of Executive at any time, or if Executive terminates his employment at any time for Good Reason, Executive will be eligible to receive an amount equal to twelve (12) months of the then-current Base Salary of the Executive payable in the form of salary continuation (“Severance”). Executive’s eligibility for Severance is conditioned on Executive having first signed a release agreement in a form attached hereto as Exhibit B. Executive shall not be entitled to any Severance payments if Executive’s employment is terminated for Cause, By Death or By Disability, or if Executive’s employment is terminated by Executive for any reason, except for Good Reason.

c.  Limitation. Notwithstanding the provisions of Section 3(a), Bio Check may not terminate this Agreement or Executive’s employment with Bio Check prior to the Complete Ownership Date without the unanimous consent of all of the members of the Board of Directors of Bio Check then in office, provided that the foregoing unanimous consent shall not be required for a termination for Cause, By Death or By Disability.

4.  OTHER TERMINATIONS BY BIO CHECK

a.  Termination for Cause. For purposes of this Agreement, for “Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to Bio Check or the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement or the Shareholders Agreement between Bio Check, the Company and the Company’s shareholders of even date herewith, which breach is not cured within twenty (20) days after written notice to Executive from Bio Check or the Company; (iv) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Board of Directors of Bio Check, which breach is not cured within twenty (20) days after written notice to Executive from Bio Check; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. Bio Check may terminate Executive’s employment for Cause at any time, without any advance notice. Bio Check shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Bio Check or Company under law; and thereafter all obligations of the Company and Bio Check under this Agreement shall cease.

b.  By Death. Executive’s employment shall terminate automatically upon Executive’s death. Bio Check shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter, all obligations of the Company and Bio Check under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c.  By Disability. If Executive becomes eligible for Bio Check’s long term disability benefits, or if Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve-month period, then, to the extent permitted by law, Bio Check may terminate Executive’s employment. Bio Check shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company and Bio Check under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

5.  TERMINATION BY EXECUTIVE

a.  At-Will Termination by Executive. Executive may terminate employment with Bio Check at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. Bio Check shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as Bio Check pays Executive all compensation to which Executive is entitled up through the last day of the four (4) week notice period. Thereafter all obligations of the Company and Bio Check shall cease.

b.  Termination for Good Reason. Executive’s termination shall be for “Good Reason” if Executive provides written notice to Bio Check and the Company of the Good Reason within thirty (30) days of the event constituting Good Reason and provides Bio Check and the Company with a period of twenty (20) days to cure the event constituting Good Reason and the Company or Bio Check fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company or Bio Check without the written consent of Executive: (A) a change in Executive’s position, duties or responsibilities with Bio Check which materially reduces Executive's level of responsibility, duties or authority or Executive’s reporting relationship, except for any reduction for Cause or any reasonable reduction or change following a Change of Control (defined below) caused by the transition of the Company or Bio Check from a separate company to a division or other unit within another company; (B) a reduction in Executive’s Base Salary, except for reductions that Executive has consented to; (C) a relocation of Executive’s principal place of employment by more than fifteen (15) miles from the city limits of Hillsborough, California or beyond the counties of San Francisco, San Mateo or Santa Clara; or (D) a material breach of this Agreement or the Shareholders Agreement between Bio Check, the Company and the Company’s shareholders of even date herewith. In such event, Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive the Severance payments provided for in Section 3.b. Executive’s eligibility for Severance is conditioned on Executive having first signed a release agreement in a form attached hereto as Exhibit B. Thereafter, all obligations of the Company and Bio Check or their respective successors under this Agreement shall cease.

6.  CHANGE OF CONTROL

a.  Change of Control. For purposes of this Agreement, “Change of Control” shall mean (i) a change in ownership or control of the Company or Bio Check effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company, or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company, or by existing stockholders of the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company or Bio Check or (ii) the sale or exchange of all or substantially all of the Company’s or Bio Check’s assets where the shareholders of the Company or Bio Check immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the total combined voting power or the beneficial interest in the voting stock or other voting equity of the entity acquiring the Company’s or Bio Check’s assets.

b.  Severance. Except in situations where the employment of Executive is terminated for Cause, By Death or By Disability, in the event that the Company or Bio Check (or their respective successors) terminate the employment of Executive, or if Executive terminates his employment for Good Reason, either within one (1) month prior to, in conjunction with, or within twelve (12) months following a Change of Control, Executive will be eligible to receive all amounts described in Section 3.b as Severance and immediate vesting of any unvested portion of all stock options and restricted stock granted to Executive so that the options and restricted stock will be 100% vested effective on the termination date (“Change of Control Severance”). Executive’s eligibility for Change of Control Severance is conditioned on Executive having first signed a release agreement in a form attached hereto as Exhibit B. Executive shall not be entitled to any Change of Control Severance payments if Executive’s employment is terminated for Cause, By Death or By Disability, or if Executive’s employment is terminated by Executive for any reason other than Good Reason.

7.  TERMINATION OBLIGATIONS

a.  Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company or Bio Check and shall be promptly returned to the Company or Bio Check upon termination of Executive’s employment.

b.  Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or Bio Check, unless otherwise agreed with the Board of Directors of Bio Check or the Company, as applicable. Following any termination of employment, Executive shall cooperate with the Company and Bio Check in the winding up of pending work on behalf of the Company and Bio Check and the orderly transfer of work to other employees. Executive shall also cooperate with the Company and Bio Check in the defense of any action brought by any third party against Bio Check or the Company that relates to Executive’s employment by the Bio Check or the Company.

c.  Continuing Obligations. Executive, the Company and Bio Check understand and agree that the obligations under Sections 2(e), 2(f), 3 through 20, inclusive (including Exhibits A, B and C) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

8.  INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

a.  Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Employee Proprietary Information and Inventions Agreement, which is attached as Exhibit C (“Proprietary Information Agreement”).

b.  Non-Solicitation. Executive acknowledges that because of Executive’s position in Bio Check, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one (1) year thereafter, Executive shall not breach the non-solicitation terms of the Proprietary Information Agreement.

c.  Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company or Bio Check, or use, or induce the Company or Bio Check to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company or Bio Check has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

9.  AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company and Bio Check other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10.  ASSIGNMENT; BINDING EFFECT

a.  Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company or Bio Check in connection with; the consolidation, merger or sale of the Company or Bio Check or a sale of any or all or substantially all of their respective assets.

b.  Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company and/or Bio Check; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.  ENFORCEMENT

a.  Arbitration. All disputes between Executive (and his attorneys, successors, and assigns) and the Company and Bio Check (and their respective affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating in any manner whatsoever to this Agreement or the employment or termination of Executive, including, without limitation, claims for breach of contract (express or implied), tort of any kind, employment discrimination (including harassment) as well as all claims based on any federal, state, or local law, statute, or regulation (“Arbitrable Claims”), shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than the Company, Bio Check and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, claims under Title VII, Age Discrimination in Employment Act, Americans with Disabilities Act and the California Fair Employment Housing Act. However, claims under applicable workers’ compensation law, unemployment insurance law and the National Labor Relations Act shall not be subject to arbitration.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

b.  Arbitration Procedure. The arbitration of Arbitrable Claims will be before a single neutral arbitrator licensed to practice law in the state of California and will be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as augmented by this Agreement and shall take place in San Mateo County, California, unless otherwise agreed by the parties. The arbitrator shall apply the same substantive law, the same limitation periods and the same remedies, that would apply if the claims were brought in a court. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. Each party will pay their own attorneys’ fees and legal costs. Bio Check shall pay the arbitrator’s fees and all arbitration forum costs. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. If any court or arbitrator finds that any term makes this Agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this Agreement enforceable to the fullest extent permitted by law.

c.  Attorneys’ Fees. The prevailing party in any action to enforce the terms of this Agreement or otherwise to determine the rights and obligations of the parties shall be entitled to recover reasonable attorneys’ fees and legal costs as determined by the court or arbitrator in any such action.

12.  NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company and Bio Check in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

OXIS International, Inc.
6040 N. Cutter Circle, Suite 317
Portland, Oregon 97217-3935
Attention: Chief Executive Officer

Bio Check’s Notice Address:

c/o OXIS International, Inc.
323 Vintage Park Dr., Suite B
Foster City, CA 94404
Attention: Chief Executive Officer

Executive’s Notice Address:

784 Vespucci Lane
Foster City, CA 94404

13.  SEVERABILITY

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

14.  TAXES

All amounts paid under this Agreement (including without limitation Base Salary, bonuses and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

15.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California. Except as provided in Section 11, any action or proceeding seeking to enforce any provisions of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of California, County of San Mateo. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

16.  INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

17.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.  AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.  ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by Bio Check and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including Exhibits A, B and C). To the extent that the practices, policies or procedures of Bio Check, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

20.  EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

BIO CHECK, INC.		JOHN CHEN
By:	/s/ John Chen	By:	/s/ John Chen
Name:	John Chen	Name:	John Chen
Title:	President

OXIS INTERNATIONAL, INC.
By:	/s/ Steve T. Guillen
Name:	Steven T. Guillen
Title:	Chief Executive Officer